Exhibit 10.1

JPMorgan Chase Bank N.A, London Branch

and

Global Currency Gold Trust

FORM OF CUSTODIAN AGREEMENT

THIS AGREEMENT is made on

[DATE]

BETWEEN

(1)	JPMorgan Chase Bank N.A, London Branch, a company incorporated with limited liability as a National Banking Association, whose principal London office is at 125 London Wall, London EC2Y 5AJ (“we” or “us”); and

(2)	Global Currency Gold Trust, a Delaware statutory trust organized in series, having its principal office and place of business at 510 Madison Avenue, 9th Floor New York, New York 10022 (the “Trust”).

INTRODUCTION

We have agreed to open and maintain Accounts (as defined below) for each series of the Trust listed on Schedule A, attached hereto (each, a “Fund” and together, the “Funds”), and to provide other services to the Funds in connection with such Accounts. We shall maintain books and records segregating the assets of each Fund from the assets of any other Fund. This agreement sets out the terms under which we will provide those services to each Fund and the arrangements which will apply in connection with those services.

IT IS AGREED AS FOLLOWS

1.	INTERPRETATION

1.1.	Definitions: In this Agreement:

“Account” refers to either of the Allocated Account or the Unallocated Account, and collectively to both Accounts.

“Account Balance” means, in relation to an Account, all of a Fund’s rights to and interest in the balance from time to time identified in, and recorded on, that Account.

“Allocated Account” means an account maintained by us in the name of a Fund, recording the amount of, and identifying, the Bullion received and held by us for the applicable Fund, on an allocated basis pursuant to this Agreement.

“Availability Date” means the Business Day on which the Trust, on behalf of a Fund, wishes to transfer or deliver Gold to us for deposit into an Account.

“Bullion” means any Gold held by us or any Sub-Custodian in an Allocated Account from time to time.

“Business Day” means a Custodian Day (as defined in the Procedures).

“Customs” means HM Revenue and Customs.

“eBTS” or “Website” means the electronic Bullion Transfer System website developed by us.

“Fees” means the fees and charges referred to in clause 10.1 of this Agreement.

“Gold” means LBMA Gold.

“LBMA” means the London Bullion Market Association or its successors.

“LBMA Gold” means gold that meets the requirements of “good delivery” under the rules of the LBMA.

“HMRC Agreement” means the agreement between Customs and the LBMA in relation to supplies of bullion (as set out in Section 1 of Customs’ Notice 700/57/04— Administrative agreements entered into with trade bodies).

“Procedures” means the document entitled “Global Currency Gold Trust Creation and Redemption Procedures” attached as Schedule 1 (as amended from time to time).

“Rules” means the rules, regulations, practices and customs of the LBMA, the Bank of England and such other regulatory authority applicable to the activities contemplated by this Agreement.

“Sponsor”means WGC USA Asset Management Company, LLC.

“Sub-Custodian” means a sub-custodian, agent or depository (including an entity within our corporate group) appointed by us in accordance with Section 8.1 to perform any of our duties under this Agreement including the custody and safekeeping of Bullion.

“Unallocated Account” means an account maintained by us in the name of a Fund recording the amount of Gold which either we or the Trust, on behalf of the applicable Fund, as the case may be, have a right to call upon the other party to deliver to it.

“VAT” means value added tax as imposed by the VATA (as amended or re-enacted from time to time) and legislation supplemental thereto and any other tax (whether imposed in the United Kingdom in substitution thereof or in addition thereto or elsewhere) of a similar fiscal nature.

“VAT Group” means a group for the purposes of the VAT Grouping Legislation.

“VAT Grouping Legislation” means:

(a) sections 43 to 43D (inclusive) of VATA; and

(b) the Value Added Tax (Groups: eligibility) Order 2004 (SI 2004/1931).

“VATA” means the Value Added Tax Act 1994.

“Vault Location” means our vault premises in London.

“Withdrawal Date” means the Business Day on which the Trust, on behalf of a Fund, wishes to withdraw Gold from an Account.

1.2.	Headings: The headings in this Agreement do not affect its interpretation.

1.3.	Singular and plural: References to the singular include the plural and vice versa.

1.4.	VAT Groups: References to any right, entitlement or obligation of any person under the laws in relation to VAT shall (where appropriate and unless the context otherwise requires) be construed, at any time when such person is treated as a member of a VAT Group, to include a reference to the right, entitlement or obligation under such laws of the representative member of such VAT Group at such time.

2.	ACCOUNTS

2.1.	Opening Accounts: We shall open and maintain the following Accounts:

(a)	an Allocated Account in respect of Gold which the Trust, on behalf of a Fund, asks us to hold Bullion for the Fund on an allocated basis; and

(b)	an Unallocated Account in respect of Gold which the Trust, on behalf of a Fund, asks us to hold Gold for the Fund on an unallocated basis.

2.2.	Deposits and withdrawals: The balance of each Fund’s Allocated Account shall reflect the amount of the Fund’s Bullion held by us. The balance of each Fund’s Unallocated Account shall reflect the Fund’s or our entitlement to delivery of an amount of Gold from the other party, in each case equal to the amount of deposits less withdrawals of Gold made by the Trust, on behalf of such Fund, pursuant to the terms of this Agreement in relation to the Fund’s Unallocated Account.

2.3.	Denomination of Account: Each Account shall be denominated in troy ounces of Gold.

2.4.	Delivery, Receipt and Maintenance of Gold: We will receive, hold, release and deliver Gold from each Account only in accordance with this Agreement and the Procedures. In the event of a conflict between the terms of this Agreement and those of the Procedures. the Procedures shall prevail: provided, however, that any amendment to the Procedures after the date of this Agreement which modifies the scope of our duties or liabilities shall only be binding upon us to the extent that it has been adopted by the Trust, on behalf of each Fund, and the Sponsor with our prior written consent (which consent will not be unreasonably withheld or delayed).

2.5.	Reports: We will provide reports to the Trust, on behalf of each Fund, relating to deposits into and withdrawals from each Account and each Account Balance in such form and with such frequency as may be agreed between the Trust, on behalf of each Fund, and us including the reports specified in sub-clauses (a) and (b) below.

(a)	For each Business Day, not later than 9:00 a.m., New York time on the following Business Day, we will transmit to the Trust, on behalf of each Fund, information showing the movement of Gold into and out of the Accounts, identifying separately each transaction and any substitution of Gold made under clause 2.7.

(b)	We will supply to the Trust, on behalf of each Fund, at least monthly, within ten Business Days following the end of each calendar month, a written statement which:

(i)	lists all property held in the Accounts including a weight list for the Gold in the Allocated Accounts containing information sufficient to uniquely identify each bar of Gold;

(ii)	identifies the entity having physical possession of each bar; and

(iii)	details all transactions involving the Accounts, including daily balances held in the Unallocated Accounts and all transfers to or from the Accounts and to or from any account with a Sub-Custodian containing Gold held for the Trust on behalf of a Fund and any substitutions or relocations of Gold held in the Accounts.

(c)	We will maintain a secure website, whereby the Trust, on behalf of each Fund, shall gain access to the list of all bars of Gold in the Accounts, which list shall be updated each Business Day and include the following information for each bar of Gold:

(i)	relevant Vault Location;

(ii)	gross weight;

(iii)	fineness;

(iv)	serial identification number:

(v)	size;

(vi)	fine Gold Ounces; and

(vii)	applicable refinery name.

Such reports shall also include any other information that the Trust may reasonably request. We will provide additional weight lists to the Trust, on behalf of each Fund, upon the Trust’s request.

2.6.	Reversal of entries: We at all times reserve the right to reverse any provisional or erroneous entries to the Accounts with effect back-valued to the date upon which the final or correct entry (or no entry) should have been made.

2.7.	Substitution of Gold: With the prior approval of the Trust, on behalf of each Fund (in consultation with the Sponsor), we may substitute other Gold for Bullion, provided that there is no change in the total number of troy ounces of Bullion.

2.8.

Access to Records; Inspection Rights: We will permit the Trust’s or the Sponsor’s officers and properly designated representatives and independent public accountants for the Trust identified by the Trust reasonable access to the records of the Accounts for the purpose of confirming the content of those records. We shall permit the Trust’s or the Sponsor’s officers and properly designated representatives and independent public accountants for the Trust identified by the Trust to examine on our premises the Gold held by us on our premises pursuant to this Agreement and our records regarding the Gold held hereunder at a Sub-Custodian but no more than twice per calendar year (unless otherwise agreed in writing by us which agreement shall not be unreasonably withheld or delayed) and upon receipt from the Trust and/or Sponsor (as the case may be) of properly authorised instructions to that effect. Any such visit shall be conducted at a time and date suitable to the relevant parties over a period agreeable to such parties as reasonably necessary to complete the examination which is the purpose of such visit. Unless we have received adequate prior notice and reasonable assurances (in our sole discretion, acting reasonably) that any costs and expenses incurred in connection therewith will be indemnified to us, we shall not be required to move to our premises any Gold held at a Sub-Custodian for purposes of making it available for inspection as provided herein. In addition, we understand that, in connection with the preparation of the financial statements of the Trust that will be filed from time to time with the United States Securities and Exchange Commission, officers of the Sponsor will be required by law or regulation to provide written assurances regarding the reliability of the internal controls used in the preparation of those financials. To the extent that our activities or controls in our capacity as custodian are relevant to the information presented in the financial statements of the Trust or the preparation of any other filings required by the Trust under the Securities Laws of the United States, we will cooperate with the Sponsor to enable the Sponsor to provide the required written assurances referred to above, including (but not limited to) by providing the Sponsor’s and the Trust’s internal and external auditors with any necessary information and reports regarding our internal control over financial reporting as far as such reporting relates to the scope of our duties.

3.	DEPOSITS

3.1.	Procedure: The Trust, on behalf of each Fund, may at any time notify us of the Trust’s intention to deposit Gold. A deposit must be made (in the manner and accompanied by such documentation as we may require) by:

(a)	(in the case of an Unallocated Account only) transfer from an account relating to Gold and having the same denomination as that to which an Account relates; or

(b)	the delivery of Gold to us at any Vault Location, through any recognised clearing member of the LBMA (acting as delivery agent), or as we may otherwise direct, at the Trust’s expense and risk. All deposits of Gold delivered to us must be in the form of bars which comply with the Rules (including the Rules relating to good delivery and fineness) or in such other form as may be agreed between the Trust and us.

3.2.	Notice requirements: Any notice relating to a deposit of Gold must:

(a)	be received by us no later than the time specified in the Procedures unless otherwise agreed;

(b)	in the case of a deposit pursuant to clause 3.1(a), specify the details of the account from which the Gold will be transferred;

(c)	in the case of a deposit pursuant to clause 3.1(b), specify the name of the person or carrier that will deliver the Gold to us at a Vault Location, or as we may direct, and the manner in which the Gold will be packed; and

(d)	specify the amount (in the appropriate denomination) of the Gold to be credited to an Account, the Availability Date, and any other information which we may from time to time require.

3.3.	Timing: A deposit of Gold will not be credited to an Account until:

(a)	in the case of a deposit pursuant to clause 3.1(a), an account of ours with any bank, broker or other firm has been credited with an amount equal to the amount of such deposit; and

(b)	in the case of a deposit pursuant to clause 3.1(b). we have received the Gold and verified compliance with the Rules, weighed it in accordance with LBMA practice, to confirm that it is the required weight, confirmed all markings, and determined on the basis of a visual inspection that it is not damaged and there is no reason to believe it is not accurately described in the delivery instruction.

3.4.

Capacity; Right to refuse Precious Metal or amend procedure: We will use commercially reasonable efforts to have available the necessary capacity to take delivery of Gold on a Fund’s behalf at the locations specified in clause 7.4 of this Agreement by parties making such deliveries; for this purpose we are authorised to, at our own risk and expense, and in compliance with our obligations under clauses 7.2 and 7.3, move Gold held in an Account from one location to another location otherwise permitted under this Agreement; provided, that we will not be required to take any additional delivery of Gold if after giving effect to such delivery, the aggregate value of Bullion in an Account would exceed U.S.$ 50 billion.

4.	WITHDRAWALS

4.1.	Release of Gold: No Gold held in an Account shall be released in any manner whatsoever except upon the Trust’s written instructions and in accordance with the Procedures. We will deliver Gold by making Gold bars available for collection at our office or at the office of a Sub-Custodian at which the Gold is held. However, we will, upon the Trust’s order, deliver amounts of up to 430 troy ounces of Gold from an Unallocated Account.

4.2.	Procedure: The Trust, on behalf of a Fund, may at any time notify us of its intention to withdraw Gold standing to the credit of an Account. A withdrawal may be made (in the manner and accompanied by such documentation as we may require) by:

(a)	(in the case of a Fund’s Unallocated Account only) transfer to an account relating to Gold and having the same denomination as that to which an Account relates: or

(b)	the collection of Gold from us at any Vault Location or at the vault premises of such Sub-Custodian as we may direct at the expense and risk of the Fund on whose behalf the withdrawal is made. Any Gold made available to the Trust, on behalf of a Fund, will be in the form of bars which comply with the Rules (including the Rules relating to good delivery and fineness) or in such other form as may be agreed between the Trust and us. We are entitled to select which bars are to be made available to the Trust, on behalf of each Fund.

4.3.	Notice requirements: Any notice relating to a withdrawal of Gold must:

(a)	be received by us no later than the time set out in the Procedures;

(b)	specify the details of the account to which the Gold is to be transferred or the name of the person or carrier that will collect the Gold from us (as applicable); and

(c)	specify the amount of Gold to be withdrawn from an Allocated Account and the amount (in the appropriate denomination) of any Gold to be debited to an Unallocated Account, the Withdrawal Date, and any other information which we may from time to time require.

4.4.	Collection of Bullion: The Trust must collect, or arrange for the collection of Bullion being withdrawn from us or the Sub-Custodian at the Trust’s expense and risk. We will advise the Trust of the Vault Location from which the Bullion may be collected no later than one Business Day prior to the Withdrawal Date.

5.	INSTRUCTIONS

5.1.

Trust representatives: Whenever in this Agreement it is provided that we are authorised to act or refrain from acting on instructions, approval or consent of, or notice from, the Trust, we are so authorised to act or refrain from acting only on instructions, approval, consent or notice given in accordance with this clause 5.

We are authorised to rely and act upon written instructions signed by an authorised person designated in Schedule 2 (“Authorised Persons”), as amended from time to time by written notice to us. Until we receive written notice to the contrary, we are entitled to assume that any Authorised Person has full and unrestricted power to give us instructions on the Trust’s behalf.

5.2.	eBTS: All transfers into and out of the Account(s) shall be made upon receipt of, and in accordance with instructions given by the Trust to us. Such instructions may be given either: a. through eBTS, accessible through the JPMorgan Chase Bank website (the “Website”) by the Trust pursuant to the terms of the Website agreement; or b. if, for any reason the Website is not operational, and unless otherwise agreed, any such instruction or communication shall be effective if given by authenticated electronic transmission (including tested telex and SWIFT) or such other electronic messaging system as the parties may from time to time agree.

5.3.	Amendments: Once given, instructions continue in full force and effect until they are cancelled, amended or superseded. Any such instructions shall have effect only after actual receipt by us.

5.4.	Unclear or ambiguous instructions: If in our commercially reasonable opinion, any instructions are unclear or ambiguous, we will use reasonable endeavours (taking into account any relevant time constraints) to obtain clarification of those instructions but, failing that, we may in our absolute discretion and without any liability on the Trust’s part, act upon what we believe in good faith such instructions to be or refuse to take any action or execute such instructions until any ambiguity or conflict has been resolved to our satisfaction.

5.5.	Refusal to execute: We reserve the right to refuse to execute instructions if in our commercially reasonable opinion they are or may be contrary to the Rules or any applicable law. Any such refusal will be promptly notified to the Trust.

6.	CONFIDENTIALITY

6.1.	Disclosure to others: Subject to clause 6.2, each party shall respect the confidentiality of information acquired under this Agreement and neither will, without the consent of the other, disclose to any other person any information acquired under this Agreement provided that nothing in this Agreement will prevent or condition the public or non-public filing with the United States Securities and Exchange Commission of a copy of this Agreement in connection with the registration of the public offering of its shares by the Trust.

6.2.	Permitted disclosures: Each party accepts that from time to time the other party may be required by law or the Rules, or by a court proceeding or similar process, or requested by or required in connection with filings made with a government department or agency, fiscal body or regulatory or self-regulatory authority, to disclose information acquired under this Agreement. In the event that a party becomes compelled by law to disclose any such confidential information as described in the preceding sentence, such party shall provide the other party with prompt written notice so that the other party may seek a protective order or other appropriate remedy. In addition, the disclosure of confidential information may be required by a party’s auditors, by its legal or other advisors or by a company which is in the same group of companies as a party (e.g., a subsidiary or holding company of a party). Subject to the agreement of the party to which information is disclosed to maintain it in confidence in accordance with clause 6.1, each party irrevocably authorises the other to make such disclosures without further reference to such party.

7.	CUSTODY SERVICES

7.1.	Appointment: The Trust hereby appoints us to act as custodian of each Fund’s Bullion in accordance with this Agreement and any laws, regulations, and Rules which apply to us.

7.2.	Segregation of Bullion: We will be responsible for the safekeeping of each Fund’s Bullion on the terms and conditions of this Agreement. We shall hold each Fund’s bullion in trust for the Trust on behalf of the Fund and shall physically segregate the Bullion comprising the Account Balance in a Fund’s Allocated Account from any precious metal or other assets which we own or hold for any other Fund or for other customers or persons. We shall make entries in our books and records to identify such Bullion as being held for the Fund’s Allocated Account. We will require Sub-Custodians to physically segregate the Bullion held by them for us from any precious metals or other assets which they own or which they hold for any other Fund or for other customers or persons. The Sub-Custodians shall make entries in their books and records to identify such Bullion as being held for us. It is understood that our undertaking to require each Sub-Custodian to segregate Bullion from precious metal or other assets they own or hold for others reflects the current custody practice in the London bullion market, and that accordingly we will be deemed to have communicated that requirement prior to the execution of this Agreement by our participation in that market. Entries on our books and records to identify Bullion will refer to each bar of Bullion by refiner, assay, serial number, and gross and fine weight. Additionally, we will require each Sub-Custodian to identify on its books and records each bar of Bullion held by them for us by refiner, assay, serial number and gross and fine weight and to provide such information to the Trust upon request. Under current LBMA market practices, the weight lists provided to us by our Sub-Custodians are expected to identify each bar of Bullion held for us by refiner, assay, serial number and gross and fine weight and by any other marks required for the identification of a bar of Bullion under the Rules.

7.3.	Ownership of Bullion: We will identify in our books and records that the Bullion belongs solely to the Trust on behalf of the relevant Fund and not to any other Fund or party.

7.4.	Location of Bullion: The Bullion must be held by us at a Vault Location or at the vaults of any Sub-Custodian in London, England unless otherwise agreed between the parties hereto (with the Sponsor’s prior written approval). We agree that we shall use commercially reasonable efforts promptly to transport any Bullion held for a Fund by or for a Sub-Custodian to our Vault Location and such transport shall be at our cost and risk. We agree that all delivery and packing shall be in accordance with the Rules and LBMA good market practices.

7.5.

Replacement of Bullion: Upon a determination by us that any Bullion credited to the Allocated Account does not comply with the Rules, we shall soon as practical replace such Bullion with Bullion which complies with the Rules by (i) debiting the Fund’s Allocated Account and crediting the Fund’s Unallocated Account with the requisite amount of Bullion to be replaced, (ii) providing a replacement Bullion which complies with the Rules and which is of an amount that approximates the amount of Bullion to be replaced as closely as practical, and (iii) debiting the Unallocated Account and crediting the Allocated Account with the requisite amount of replacement Bullion. We shall not start the foregoing replacement process on a particular Business Day unless we are reasonably sure that such replacement process can be started and completed in the same Business Day. We shall notify you as soon as practical on the Business Day (but no later than the end of business on such Business Day) when (i) we have determined that the Bullion credited to the Allocated Account does not comply with the Rules and will be replaced and (ii) when replacement Bullion has been credited to the Allocated Account in accordance with the above instructions.

7.6.	Standing Instructions with Respect to Unallocated Accounts: As early as we can but in any event by the close of business (London time) on each Business Day, we will allocate to a Fund’s Allocated Account all of the Bullion that remains standing to such Fund’s credit in its Unallocated Account after the completion of any transfers made on that day, provided that if the overdraft facility set forth in clause 7.7 is not in effect for any reason, we will so allocate an amount of Bullion such that the amount of Bullion that remains standing to a Fund’s credit in its Unallocated Account does not exceed 430 troy ounces of Gold.

7.7.	Overdraft Facility: We agree to make available to you an on demand overdraft facility and, pursuant thereto, to advance to your Unallocated Account from time to time such number of Gold ounces as may be needed in order for us to fully allocate all of the Gold standing to your credit in your Unallocated Account (after repayment to us of any overdraft balance existing prior to such allocation as provided hereafter in this clause 7.7) to your Allocated Account pursuant to clause 7.6 hereof, provided that the maximum amount of Bullion that we will make available to you pursuant to the Facility is 430 fine ounces. We shall not charge you any fees, interests or costs in connection with the facility. Any amount of Bullion advanced by us shall not create any right, charge, security interest, lien or claim against the Bullion held in a Fund’s Allocated Account. Without limiting our right to repayment as hereafter provided, we will not have any right to set off against the Bullion held in a Fund’s Allocated Account or the Gold standing to a Fund’s credit in its Unallocated Account any claim or amount related to any amount of Bullion advanced by us. We shall identify in our books and records and in the reports we send to you any overdraft balance in a Fund’s Unallocated Account as of the date of such reports. Each Fund agrees that, on each Business Day, we may repay ourselves the amount of any overdraft with respect to a Fund from, and to the extent of, the positive balance of such Fund’s Unallocated Account determined taking into account all credits to and debits from the Fund’s Unallocated Account on such Business Day but prior to the execution of the standing instruction to allocate contained in clause 7.6. We shall have the right to immediately repay ourselves the full amount of any overdraft with respect to a Fund existing at the time of a termination of this Agreement or in the event of, and prior to, a full withdrawal of the aggregate balance of the Bullion standing in such Fund’s Allocated Account and Unallocated Account.

7.8.	Charges; Liens: The Bullion and Gold held in Unallocated Accounts shall not be subject to any right, charge, security interest, lien or claim of any kind in favour of us, any Sub-Custodian or any creditor of any of them, except a lien for payment for the safe custody and administration of the Bullion or Gold held in Unallocated Accounts. We shall not loan, hypothecate, pledge or otherwise encumber any Bullion or Gold held in Unallocated Accounts absent prior written instructions from the Trust, on behalf of a Fund.

7.9.

Insurance: We undertake that we maintain insurance in support of our custodial obligations under this Agreement including covering any loss of Gold. Evidence of such insurance coverage is available upon request. In the event that we elect to reduce, cancel or not to renew such insurance, we will give the Trust prior written notice as follows: in the case of a reduction, we will endeavour to provide such notice at least 30 days prior to the effective date of the reduction; and in the event of a cancellation or expiration of the insurance without renewal we will provide such notice at least 30 days prior to the last day of insurance coverage. The Trust acknowledges that any such insurance is held for our benefit and not for the benefit of a Fund or the Trust, and that notwithstanding clause 11.6 the Trust may not submit any claim under the terms of such insurance.

7.10.	Notice of Changes: Subject to the Rules and any applicable law or regulation, we will notify the Trust promptly in writing if we become aware that (i) we receive notice of any claim against an Account other than a claim for payment of safe custody or administration permitted by this Agreement; (ii) we otherwise fail to comply with any of the material provisions of this Agreement; or (iii) any of our representations and warranties in clause 9 shall cease to be true and correct.

7.11.	Other Information: We will provide to the Trust (i) our most recent audited financial statements promptly after such statements are prepared; (ii) a copy of any reports obtained by us on our accounting system and internal accounting controls and procedures and those used by any Sub-Custodian at which any Gold is held; (iii) information regarding market policies and procedures, the local law applicable to our activities, and the overall regulatory and economic environment in which we operate; and (iv) the names and addresses of the governmental agencies or regulatory authorities which supervise or regulate us and any Sub-Custodian with which Gold has been deposited pursuant to this Agreement.

7.12.	Purchases of Gold by us: When requested by the Trust, on behalf of a Fund, on any Business Day on which Gold held by a Fund is evaluated, we will purchase from the Fund, for cash and for same day settlement, the amount of Gold that the Trust specifies as necessary to pay the expenses of the applicable Fund at a price per troy ounce equal to the price used by the Fund for the evaluation of the Fund’s Gold on such date. We will pay to the Fund or to the Fund’s order the proceeds of each purchase of Gold made by us under this clause when requested by the Trust, on behalf of the Fund, or otherwise on the first Business Day following the day on which the transaction occurred.

8.	SUB-CUSTODIANS AND AGENTS

8.1.	Sub-Custodians: We may appoint Sub-Custodians solely for the temporary custody and safekeeping of Bullion until transported to the Vault Location as provided in clause 7.4, provided that any such Sub-Custodian will be a member of the LBMA. We will use reasonable care in the appointment of any Sub-Custodian. As of the date of this Agreement, the Sub-Custodians that we use are: . We will notify you if we select any additional Sub-Custodian, or stop using any Sub-Custodian for such purpose. Gold held by a Sub-Custodian shall be kept in our account at such Sub-Custodian on trust in the manner contemplated by this Agreement (including, but not limited to, clauses 7.2 and 7.3), and we will separately identify on our books Gold that is so held on behalf of each Fund. Our account with each such Sub-Custodian will be subject only to our instructions.

8.2.	Liability for Sub-Custodians: The use by us of any Sub-Custodian shall not relieve us of any of our responsibilities or liabilities hereunder.

8.3.	Notice: We will provide the Trust on request with the name and address of any Sub-Custodian of Bullion along with any other information which the Trust may reasonably require concerning the appointment of a Sub-Custodian.

8.4.	Monitoring: We will monitor the conduct of each Sub-Custodian, and promptly advise the Trust of any difficulties or problems (financial, operational or otherwise) existing with respect to such Sub-Custodian of which we are aware and will take appropriate and lawful action to protect and safekeep each Fund’s Gold deposited with such Sub-Custodian, including to the extent feasible, the withdrawal of such Gold from such Sub-Custodian.

8.5.	Access and Inspection: We will not entrust Gold held in an Account to any Sub-Custodian unless that Sub-Custodian grants rights of access and inspection to the Trust and the Sponsor to records and Gold that are similar to those granted by us under this Agreement.

8.6.	Use of Agents: We may in our discretion use agents in connection with handling transactions under this Agreement provided that any such use shall not relieve us of any of our responsibilities or liabilities hereunder, including for the actions or failures to act of any such agents.

9.	REPRESENTATIONS

9.1.	Trust representations: The Trust represents and warrants to us that:

(a)	the Trust is and will remain duly constituted with all necessary authority, powers, consents, licences and authorisations and all necessary action has been taken to enable it to engage in the transactions provided for under this Agreement;

(b)	this Agreement has been duly authorized, executed and delivered on our behalf and constitutes our legal, valid and binding obligation;

(c)	this Agreement and the obligations created under it are binding upon the Trust and enforceable against the Trust in accordance with its terms (subject to applicable principles of equity) and do not and will not violate the terms of the Rules or any order, charge or agreement by which the Trust is bound; and

(d)	the execution, delivery and performance of this Agreement by the Trust does not and will not violate any law or regulation applicable to the Trust and do not require the consent of any governmental or other regulatory body except for such consents and approvals as have been obtained.

The Trust undertakes to notify us in the event that any of the statements set out in the sub-clauses ceases to be true.

9.2.	Our representations: We represent and warrant to the Trust that:

(a)	We are, and will continue to be during the term of this Agreement, a bank, duly organized under the laws of our country of organization as set forth above, and are regulated as such by that country’s government or an agency thereof;

(b)	the bank is and will remain duly constituted with all necessary authority, powers, consents, licences and authorisations and all necessary action has been taken to enable us to engage in the transactions provided for under this Agreement;

(c)	this Agreement has been duly authorized, executed and delivered on our behalf and constitutes our legal, valid and binding obligation;

(d)	we are, and will continue to be during the term of this Agreement, a member of the LBMA:

(e)	this Agreement and the obligations created under it are binding upon us and enforceable against us in accordance with its terms (subject to applicable principles of equity) and do not and will not violate the terms of the Rules or any order, charge or agreement by which we are bound;

(f)	the execution, delivery and performance of this Agreement by us do not and will not violate any law or regulation applicable to us and do not require the consent of any governmental or other regulatory body except for such consents and approvals as have been obtained; and

(g)	Gold substituted by us under clause 2.7 meets the definition of “Gold” in this Agreement and has a fine weight at least equal to the fine weight of the Bullion for which it is substituted.

10.	FEES AND EXPENSES

10.1.	Fees: Our fees will be paid in accordance with the fee agreement which has been executed by the parties hereto and WGC USA Asset Management Company, LLC (the “Sponsor”), as that agreement may be amended from time to time by the parties to it in accordance with its terms. Details of charges (including charges with respect to the use of the eBTS Website, if any, transfer clearing charges and storage charges) will be advised to the Trust by us in writing from time to time.

10.2.	Credit balances: No interest or other amount will be paid by us on any credit balance on an Unallocated Account.

11.	SCOPE OF RESPONSIBILITY

11.1.	Exclusion of our liability: We will use reasonable care and diligence in the performance of our duties under this Agreement and will only be responsible for any loss or damage suffered by the Trust or a Fund as a direct result of negligence, bad faith, willful misfeasance, or reckless disregard on our part or that of any of our agents or Sub-Custodians, in the performance of the services provided under this Agreement, and in which case our liability will not exceed the aggregate of the market value of the Bullion and the balance of the Unallocated Accounts at the time of such negligence, bad faith, willful misfeasance, or reckless disregard. If we credit Bullion to a Fund’s Account that is not of the fine weight we have represented to the Trust, recovery by the Trust, on behalf of the applicable Fund, to the extent such recovery is otherwise allowed, shall not be barred by the Trust’s delay in asserting a claim because of the failure to discover such loss or damage regardless of whether such loss or damage could or should have been discovered.

11.2.	Trust liability: This Agreement is executed by or on behalf of the Trust with respect to each of the Funds and the obligations hereunder are not binding upon any of the trustees, officers or shareholders of the Trust individually. Separate and distinct records are maintained for each Fund and the assets associated with any such Fund are held and accounted for separately from the other assets of the Trust, or any other Fund of the Trust. We acknowledge that we are not entitled to use the assets of a particular Fund to discharge the debts, liabilities, obligations, and expenses of the Trust generally or any other Fund, and none of the debts, liabilities, obligations, and expenses incurred, contracted for, or otherwise existing with respect to the Trust generally or any such other Fund shall be enforceable against the assets of that particular Fund. The Trust’s Trust Instrument is on file with the Trust.

11.3.	Force majeure: Neither we, nor any of our directors, employees, agents or affiliates shall incur any liability to the Trust if, by reason of any provision of any present or future law or regulation of the United Kingdom or any other country, or of any governmental or regulatory authority or stock exchange, or by reason of any act of God or war or terrorism or other similar circumstances beyond our control (each of the foregoing a “Force Majeure Event”) we are prevented or forbidden from, or would be subject to any civil or criminal penalty on account of, or are delayed in, doing or performing any act or thing which by the terms of this Agreement it is provided shall be done or performed and accordingly we do not do that thing or do that thing at a later time than would otherwise be required; provided, however, that we may rely on this clause 11.3 only for that period of time during which a Force Majeure Event exists and we agree to use reasonable efforts to assist the Trustee in finding a replacement custodian (including, but not limited to, agreeing to an assignment of our rights and obligations hereunder) should any Force Majeure Event prevent us from performing our obligations for a significant period of time.

11.4.	Indemnity in favour of us: The Trust shall, solely out of the assets of the Funds and subject to the limitation set forth under clause 11.2, indemnify and keep us indemnified (on an after tax basis) on demand against all costs and expenses, damages, liabilities and losses (including but not limited to reasonable legal fees and expenses) (“Losses”) which we may suffer or incur directly in connection with this Agreement except to the extent that such Losses are due directly to our negligence, bad faith, willful misfeasance, or reckless disregard of our duties hereunder.

11.5.	Indemnity in favour of the Trust and each Fund: We shall be liable for and shall indemnify the Trust and each Fund for, and hold the Trust and each Fund harmless from, any Losses incurred by the Trust or the Funds directly relating to or arising from any breach of our representations and warranties contained in this Agreement, our negligence, bad faith, willful misfeasance, or reckless disregard of our duties hereunder, any failure by us to act or refrain from acting in accordance with instructions under clause 5 from the Trust, or any physical loss, destruction or damage to the Bullion, except, in each case, for Losses arising from a Force Majeure Event, provided that our liability under this clause shall be limited to the value of Gold under custody at the time of the act or omission giving rise to the claim under this clause. The Trust will notify us promptly of any proceeding or claim for which the Trust may seek indemnity, and we shall cooperate fully with the Trust with respect to any such proceeding or claim. Any deposit of Gold held in an Account with a Sub-Custodian pursuant to Section 8 hereof shall not affect our responsibilities or liabilities or in any way limit or relieve us of our responsibilities or liabilities under this Section 11, and we shall remain fully liable with respect to such Gold as if we had retained physical possession of it.

11.6.	Subrogation: The Trust will be subrogated to us with respect to any claim against a Sub-Custodian or any other person for any Losses suffered by the Trust if and to the extent that the Trust has not been made whole for such Losses, and we hereby assign all such rights to the Trust. The Trust’s exercise of the rights granted in this clause are in addition to any other rights and remedies that the Trust may have under this Agreement and shall not affect our liabilities under the preceding provisions of this clause 11.

11.7.	Exculpation in respect of offer document: We and our officers, directors, employees, agents and sub-custodians shall not be responsible or liable in any manner for any recitals, statements, representations or warranties made by any person other than us under or in connection with the establishment of, or sale of interests in, the Trust, including without limitation any offer document, prospectus, filings, marketing documentation or other documentation relating thereto (but excluding any portion of such documents relying upon information provided by us).

12.	TERMINATION

12.1.	Method: Either party may terminate this Agreement by giving not less than 90 Business Days written notice to the other party, provided that we may terminate this Agreement immediately on written notice in the event that any of the statements set out in clause 9.1(a)-(e) become untrue, and the Trust may terminate this Agreement immediately on written notice following an event specified in clause 7.10 provided that clause 11 shall survive any termination of this Agreement. Any such notice given by the Trust must specify:

(a)	the date on which the termination will take effect (the “Termination Date”);

(b)	the person to whom any Bullion and any credit balance on an Unallocated Account is to be transferred; and

(c)	all other necessary arrangements for the transfer or repayment, as the case may be, of any Account Balance.

12.2.	Redelivery arrangements: Following any termination of this Agreement, if the Trust does not make arrangements acceptable to us for the transfer or repayment of any Bullion or credit balance in an Unallocated Account we may continue to store the Bullion or maintain that Unallocated Account (as the case may be), in which case we will continue to charge the Fees payable under clause 10. If the Trust has not made arrangements acceptable to us for the redelivery of the Bullion or transfer or repayment of any credit balance in an Unallocated Account (as the case may be) within 6 months of the date specified in the termination notice as the date on which the termination will take effect, we will be entitled to close an Account, sell the Bullion and close an Unallocated Account and account to the Trust, on behalf of the applicable Fund, for the proceeds after deducting any amounts due to us under this Agreement.

12.3.	Existing rights: Termination shall not affect rights and obligations then outstanding under this Agreement which rights and obligations shall continue to be governed by this Agreement until all obligations have been fully performed.

12.4.	eBTS: Effective the Termination Date the use of the Website will automatically be terminated and no further access to the Website will be permitted.

13.	VALUE ADDED TAX

13.1.	VAT included: All sums payable or other consideration provided to us by a Fund or the Sponsor in connection with this Agreement (including, without limitation, pursuant to the fee agreement referred to in clause 10.1) are inclusive of any VAT which is or becomes chargeable on the supply or supplies for which such sums or other consideration (or any part thereof) are the whole or part of the consideration for VAT purposes and section 89 of VATA shall not apply to affect the amount of such sums or value of such other consideration.

13.2.	Supplies of Gold: Notwithstanding clause 13.1, where, pursuant to or in connection with this Agreement:

(a)	(i)	the Trust instructs us in writing to remove any Gold from the black box; and

	(ii)	we, or any Sub-Custodian for us, are required to account to Customs for any VAT in respect of such removal,

the Trust shall pay to us a sum equal to the amount of such VAT, such payment to be made within 5 Business Days of receipt by the Trust, on behalf of a Fund, of a valid VAT invoice (or a copy of such invoice where the original of the same has been issued to the person to whom the Trust instructed us to deliver the relevant Gold).

(b)	the Trust, on behalf of a Fund, or any other person makes a supply to us for VAT purposes and VAT is or becomes chargeable on such supply, we shall, within 5 Business Days of receipt of a valid VAT invoice in respect of such supply, pay to the Trust, on behalf of a Fund, a sum equal to the amount of such VAT, save to the extent that we (acting reasonably and in good faith) are not entitled to credit or repayment in respect of such VAT from Customs.

In this clause 13.2 the terms “remove” (and any derivation thereof) and “black box” to be construed in accordance with the HMRC Agreement.

14.	NOTICES AND RECORD-KEEPING

14.1.	Form: A notice, notification, instruction or other communication under or in connection with this Agreement must be given in writing under this Agreement. References to writing includes transmissions that are of the kind specified in clause 14.2.

14.2.	Method of transmission: Any notice, notification, instruction or other communication required to be in writing may be delivered personally or sent by first class post, pre-paid recorded delivery (or air mail if overseas), authenticated electronic transmission (including telex, fax and SWIFT) or such other electronic transmission as the parties may from time to time agree, to the party due to receive the notice, notification, instruction or communication, at its address, number or destination set out in this Agreement or another address, number or destination specified by that party by written notice to the other.

14.3.	Deemed receipt on notice: A notice, notification, instruction or other communication under or in connection with this Agreement will be deemed received only if actually received or delivered.

14.4.	Recording of calls: We may record telephone conversations without use of a warning tone. Such recordings will be our sole property and accepted by the Trust as evidence of the orders or instructions given that are permitted to be given orally under this Agreement; provided that in case of any dispute or disagreement regarding any conversation so recorded we will promptly share the recordings with the Trust and the Trust’s representatives; and provided further, that we will have no obligations to retain any such recordings prior to becoming aware of any such dispute or disagreement.

14.5.	Records: We will maintain adequate records identifying the Gold as belonging to the Trust on behalf of each Fund. Such records shall include, with respect to the Accounts:

(a)	journals or other records of original entry containing an itemised daily record in detail of all receipts and deliveries of Gold to or from each Fund (including adequate information to uniquely identify each bar of Gold received in or delivered from the Allocated Accounts and the person from whom each bar was received and to whom each bar was delivered); and

(b)	ledgers (or other records) reflecting:

(i)	Gold in our physical possession, or held by any Sub-Custodian, with respect to each Fund; and

(ii)	Gold held in an Unallocated Account and allocations made daily in respect thereof, as provided in clause 7.6, with respect to each Fund; and

(iii)	such other books and records as the Trust may reasonably request.

14.6.	Annual Certificate: We will deliver annually to the Trust, on behalf of each Fund, and more frequently if requested by the Trust, a certificate dated the date of delivery, certifying that we have, since the date of this Agreement or the date of the preceding such certificate, complied with the terms and conditions of this Agreement and that our representations and warranties in clause 9 of this Agreement continue to be true and correct.

15.	GENERAL

15.1.	No advice: Our duties and obligations under this Agreement do not include providing the Trust with investment advice. In asking us to open and maintain an Account, the Trust does so in reliance upon its own judgment and we shall not owe to the Trust or a Fund any duty to exercise any judgment on their behalf as to the merits or suitability of any deposits into, or withdrawals from, an Account.

15.2.	Assignment: This Agreement is for the benefit of and binding upon each Party and its respective successors and assigns, including any successor trustees and assigns. Except as otherwise provided herein, this Agreement may not be assigned by either party without the written consent of the other party.

15.3.	Amendments: Any amendment to this Agreement must be agreed in writing and be signed by both parties. Any amendment affecting the rights of the Sponsor under this Agreement shall require prior written consent of the Sponsor. Unless otherwise agreed, an amendment will not affect any legal rights or obligations which may already have arisen.

15.4.	Partial invalidity: If any of the clauses (or part of a clause) of this Agreement becomes invalid or unenforceable in any way under the Rules or any law, the validity of the remaining clauses (or part of a clause) will not in any way be affected or impaired.

15.5.	Entire agreement: This document represents the entire agreement, and supersedes any previous agreements between the parties hereto relating to the subject matter of this Agreement.

15.6.	Counterparts: This Agreement may be executed in any number of counterparts each of which when executed and delivered is an original, but all the counterparts together constitute the same agreement.

15.7.	Contracts (Rights of Third Parties) Act 1999: Other than the Sponsor, a person who is not a party to this Agreement shall have no rights under the Contracts (Rights of Third Parties Act) 1999.

16.	PROCEDURES

The provisions of the Procedures are hereby incorporated into and made a part of this Agreement, subject to clause 2.4. Both parties agree to comply with the Procedures. The Trust, with the prior written consent of the Sponsor, may modify the Procedures from time to time upon reasonable advance notice and, if the modifications relate to our duties, after consultation with us.

17.	GOVERNING LAW AND JURISDICTION

17.1.	Governing law: This agreement is governed by, and will be construed in accordance with, English law.

17.2.	Jurisdiction: We both agree that the courts of the State of New York, in the United States of America, and the United States federal court located in the Borough of Manhattan in such state are to have jurisdiction to settle any disputes or claims which may arise out of or in connection with this Agreement and, for these purposes we both irrevocably submit to the non-exclusive jurisdiction of such courts, waive any claim of forum non conveniens and any objections to the laying of venue, and further waive any personal service.

17.3.	Waiver of immunity: To the extent that the Trust may in any jurisdiction claim for the Trust, the Funds, or assets of the Trust or Fund any immunity from suit, judgment, enforcement or otherwise howsoever, the Trust agrees not to claim and irrevocably waive any such immunity to which the Trust would otherwise be entitled (whether on grounds of sovereignty or otherwise) to the full extent permitted by the laws of such jurisdiction.

17.4.	Service of process: The process by which any proceedings are begun may be served by being delivered to the address specified below. This does not affect the right of either of us to serve process in another manner permitted by law.

Our address for service of process:

Your address for service of process:

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this agreement as of the date first above written.

Signed on behalf of

JPMorgan Chase Bank N.A., London Branch

by

Signature:
Name:
Title:

Global Currency Gold Trust

by

Signature:
Name:
Title:

Schedule 1

Procedures

Schedule A

Name of Fund (Each a series of the Trust)

Global Currency Gold Fund

Euro Gold Fund